EXHIBIT 10.9
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the first day of February, 2007 (the “Effective Date”) by and between Stanley H. Schneider, a resident of New York, New York (the “Executive”), and The Orchard Enterprises, Inc., a New York corporation (the “Company”).
RECITALS
     The Company desires to employ the Executive and the Executive agrees to serve in the employ of the Company, all on the terms and conditions hereinafter provided.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:
ARTICLE I
EMPLOYMENT
     1.1 Employment. The Company hereby employs the Executive and the Executive hereby accepts employment by the Company upon the terms and conditions contained in this Agreement.
     1.2 Office and Duties. The Executive shall serve the Company as General Counsel, and shall perform such executive duties as are customarily performed in such position and shall perform such other duties and assume such other positions with the Company or any of its affiliates as may be from time to time reasonably assigned to him by the Chief Executive Officer or his designee or the Board of Directors as applicable of the Company or his, its or their designee (collectively the “Board”).
     1.3 Commitment. Throughout the term of this Agreement, the Executive shall diligently and faithfully devote his best full-time efforts to the performance of his duties hereunder in a manner that will further the business and interests of the Company. Except as otherwise expressly set forth in this Section 1.3, the Executive may not engage in any other business for his own account or accept employment from or serve on the boards of directors of, or hold any other offices or positions in, other companies or organizations without the prior written approval of the Board; provided, however, that the Executive may make passive equity investments in other companies or organizations subject to the terms of Section 2.1 and the Executive may engage in charitable, civic or community activities that do not interfere with his duties to the Company.
     1.4 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of 24 months until January 31, 2009 (the “Initial Term Date”), unless earlier terminated in accordance with Section 1.6. Thereafter the term of this Agreement may, upon the mutual written agreement of the parties, be extended year to year for additional 12 month periods until terminated in accordance with Section 1.6. The period of time between the commencement and termination of this Agreement is referred to herein as the “Term.”
     1.5 Compensation.
          (a) Salary. Effective as of the date hereof, and for the first 7 months of the Agreement, the Company shall pay the Executive as compensation a base salary of $225,000 per year. The Board shall review the Executive’s performance during the summer of 2007 and shall, upon the finding of satisfactory performance, increase the Executive’s salary to $235,000 annually effective September 1, 2007. The Executive will receive another performance review by the Board during the summer of 2008, and will, upon finding of satisfactory performance, receive and increase in annual base salary to at least $250,000. The Board shall have sole discretion to determine whether the Executive performance merits any raise in the salary. The salary for each year shall be paid by the Company in accordance with the regular payroll practices of the Company.
          (b) Discretionary Bonus. The Board shall review the Executive’s and the Company’s performance annually, and shall have the sole discretion and authority to determine whether such performance merits a discretionary bonus payable to the Executive. Such bonus shall be paid in accordance with the procedures established by the Board.
          (c) Other Benefits and Perquisites. Effective as of the date hereof, and for the remainder of the Term, the Executive shall be entitled to participate in any major medical health plan (including dental family coverage) at the Company’s expense and receive such additional benefits, if any, under any plan or arrangement made available from time to time to other senior management executives by the Company in the sole discretion of the Chief Executive Officer or the Board, subject to and on a basis consistent with the terms, conditions and overall administration of any such plan or arrangement (each, a “Company Health Plan”); provided, that in lieu of participating in any Company Health Plan, the Executive shall be entitled to procure his own comparable health insurance or enroll in a comparable third party health plan and the Company shall reimburse the Executive for the expense of obtaining such insurance or enrolling in such plan in an amount not to exceed the greater of the premiums that would have been paid by the Company for providing the Executive with such Company Health Plan or for participation in the Sony BMG COBRA plan offered to the Executive.
          (d) Intentionally Omitted
          (e) Bonus Option, Profit Sharing Plan or Stock Option Plan. Effective as of the date hereof and for the remainder of the Term, the Executive shall be entitled to participate in any bonus option or profit sharing plan, if any, made available from time to time to other senior management executives by the Company in the sole discretion of the Chief Executive Officer or the Board, subject to and on a basis consistent with the terms, conditions and overall administration of any such arrangement or plan
          (f) Vacations and Sick Leave. Effective as of the date hereof, and for the remainder of the Term, the Executive shall be entitled to the maximum number of paid absence and leave days (“PAL Days”) permitted under the Company’s PAL policy in effect from time to time (but not less than an aggregate of four weeks paid vacation and/or sick days per year). Such PAL Days shall be administered pursuant to the regular policies of the Company. PAL Days that are not used by the Executive in any calendar year will not be carried forward except as expressly provided by the PAL Day policy of the Company. The Executive shall not be entitled to any payment or other compensation for any unused PAL Days as of the end of any calendar year or at the end of the Term.
          (g) Payment and Reimbursement of Expenses. Effective as of the date hereof, and for the remainder of the Term, the Company shall pay or reimburse the Executive for all reasonable travel, entertainment and other expenses incurred by the Executive in performing his obligations under this Agreement; provided, that the Executive properly accounts therefore in accordance with the regular expenses reimbursement policies of the Company. In addition, the Company shall reimburse the Executive for the following professional expenses: (i) NYSBA dues, (ii) applicable attorney registration fees, and (iii) pre-approved continuing legal education expenses; provided, that the Executive properly accounts therefore in accordance with the regular expenses reimbursement policies of the Company.
     1.6 Termination
          (a) Death or Disability. This Agreement shall immediately terminate upon the death of the Executive. The Company may terminate this Agreement for Disability. A “Disability” shall exist if a physician, selected in good faith by the Board and reasonably acceptable to Executive’s family or legal guardian, reasonably determines that, because of ill health, physical or mental disability, or any other medical reason beyond the Executive’s control, and notwithstanding reasonable accommodations made by the Company, the Executive is unable to perform the essential functions of the Executive’s position for a period of 90 or more consecutive days or an aggregate of 180 or more days during any 12 month period during the Term.
          (b) Cause. The Company may terminate the Executive’s employment hereunder by written notice given to the Executive for Cause or without Cause. Termination for “Cause” shall mean termination because: (i) Executive has intentionally committed an act of dishonesty, embezzlement, fraud or theft in his relations with the Company in such a manner as to cause material loss, damage or injury to or otherwise to materially endanger the business, property, reputation or employees of the Company, (ii) Executive has repeatedly abused alcohol or drugs in a manner materially adversely affecting his job performance, (iii) Executive has been found guilty of or has plead nolo contendere to the commission of a felony offense involving dishonesty; or (iv) Executive has caused material loss, damage or injury to or otherwise materially endangered the property, reputation or employees of the Company due to his act(s) of gross negligence; (v) insubordination or other willful violation of a material oral directive or a material written policy of the Company; or (vi) breach of any material provision of this Agreement; provided, however, that the occurrence of item (v) or (vi) of this Section 1.6(b) shall not constitute Cause unless the Board notifies the Executive thereof in writing, specifying in reasonable detail the nature of such occurrence and stating that it is grounds for Cause, and unless the Executive fails to cure such occurrence within 10 days after notice is given under this Agreement. If the Board reasonably determines in good faith that the Executive has failed to cure the conditions which are grounds for Cause under item (v) or (vi) of this Section 1.6(b) within 10 days after such notice is given, the Board will provide the Executive with notification of such determination and allow the Executive to respond and to defend himself before the Board of Directors within a reasonable time (not to exceed 10 days) after such notification. After which, the Board of Directors will make a reasonable and good faith determination as to whether the Executive has cured the conditions which are grounds for Cause.
          (c) Good Reason. The Executive may terminate his employment hereunder by written notice given to the Company for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any material breach of this Agreement by the Company, including without limitation: (i) any reduction in the Executive’s Base Salary; (ii) the Company requires the Executive to be based at an office or location other than the principal office of the Company located within a 50 mile radius of New York, New York, except for travel reasonably required in the performance of the Executive’s responsibilities; or (iii) the Company requests the Executive’s resignation other than for Cause; provided, however, that a material breach of this Agreement by the Company shall not constitute Good Reason unless the Executive notifies the Company in writing of the breach, specifying in reasonable detail the nature of the breach and stating that such breach is grounds for Good Reason, and unless the Company fails to cure such breach within 10 days after such notice is sent or given under this Agreement.
          (d) Date of Termination. Except as otherwise specifically and expressly provided in this Agreement, “Date of Termination” shall mean the actual effective date of any termination of this Agreement. If the Company terminates the Executive for Cause or the Executive terminates for Good Reason, the Date of Termination shall be the close of business on the day that is the tenth business day after written notice is given in accordance with Section 1.6(b) or Section 1.6(c), as applicable, unless cured by the Company or cured or successfully defended by the Executive, as applicable. If the Agreement is terminated because of the Executive’s death, the Date of Termination shall be the date of the Executive’s death. If the Company terminates for Disability or without Cause, the Date of Termination shall be the close of business on the day that is the ninetieth day after written notice is received by the Executive in accordance with Section 1.6(a) or Section 1.6(b), as applicable. If the Executive terminates without Good Reason, the Date of Termination shall be the close of business on the day that is the tenth business day after written notice is received by the Company in accordance with Section 1.6(c), unless the Company, in its sole discretion, elects an earlier Date of Termination within such 10-day period.
     1.7 Compensation During Disability or Upon Termination.
          (a) During Disability. During any period that the Executive fails to perform his duties hereunder because of ill health, physical or mental disability, or any other reason beyond his control, he shall continue to receive his Salary and benefits pursuant to Section 1.4 until the Date of Termination.
          (b) Termination for Disability. If the Company shall terminate the Executive’s employment for Disability, the Company’s obligation to pay the Executive’s Salary and benefits pursuant to Section 1.4 shall terminate, except that the Company shall pay and provide the Executive accrued but unpaid Salary and benefits pursuant to Section 1.4 through the Date of Termination.
          (c) Death of Executive. If the Executive dies prior to the expiration of the Term, then the Executive’s employment and other rights and obligations under this Agreement shall automatically terminate and all Salary and benefits to which the Executive is or would have been entitled pursuant to Section 1.4 shall terminate as of the Date of Termination.
          (d) Termination For Cause or Without Good Reason. If the Company shall terminate the Executive’s employment for Cause or if the Executive shall terminate his employment without Good Reason, then the Company’s obligation to pay the Executive’s Salary and benefits pursuant to Section 1.4 shall terminate on the Date of Termination and the Company shall pay the Executive his accrued but unpaid Salary and benefits pursuant to Section 1.4 through the Date of Termination.
          (e) Termination Without Cause or For Good Reason. If at any time during the Term, the Company shall terminate the Executive’s employment without Cause or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive as severance pay the following amounts:
     (i) his then unpaid Salary, in accordance with the regular payroll practices of the Company, through the Date of Termination at the rate in effect as of the Date of Termination; and
     (ii) after the Termination Date, the Executive shall continue to receive his Salary, in accordance with the regular payroll practices of the Company, at the rate in effect as of the Date of Termination for the period from the Date of Termination through the Initial Term Date.
If the Executive terminates his employment for Good Reason based upon a reduction by the Company of the Executive’s Salary below the Base Salary, then for purposes of this Subsection 1.7(e), the Executive’s Salary as of the Date of Termination shall be deemed to be the Executive’s Salary immediately prior to such reduction.

If at the time the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Company has in effect a welfare benefit plan that provides health care benefits for the Company’s participating employees and their dependants (the “Health Care Coverage”), then the Executive shall have the right under the “COBRA” provisions of federal law to elect to continue the Health Care Coverage, and, if the Executive so elects, (1) the Company shall provide the Executive and his eligible dependents with continued Health Care Coverage for the period from the Date of Termination through the last day of the month that the Company is obligated to continue the Executive’s Salary pursuant to this Subsection 1.7(e) and (2) the Company shall pay 100% of the cost of such Health Care Coverage during this period. At the end of such period, the Executive and his eligible dependents may continue the Health Care Coverage, at their sole expense, to the extent (if any) and in the manner provided by the “COBRA” provisions of federal law. For purposes of determining the maximum period of continued Health Care Coverage under “COBRA,” the date of the qualifying event shall be the Date of Termination.
ARTICLE II
RESTRICTIVE COVENANTS
     2.1 Non-Competition. Except as otherwise expressly set forth in Section 1.3, during the Term and for a period of 24 months after the Date of Termination (the “Restriction Period”), regardless of the date, cause or manner of termination, the Executive shall not, in any manner, directly or indirectly, without the prior written consent of the Company:
     (a) become an officer, employee, director, agent, representative or consultant of another Person (as defined below);
     (b) have a proprietary interest in another Person; or
     (c) engage in any business as an individual on the Executive’s own account or as an independent contractor, consultant, partner or joint venture, that competes with the Company with regard to the Company Business (as defined below) in the following territories (collectively, the “Territory”):
     (i) New York County, New York or anywhere within a 100 mile radius of New York County, New York;
     (ii) the State of New York,
     (iii) any state other than the State of New York in which the Company does business and in which Executive worked for the Company; and
     (iv) any foreign country in which the Company does business;

provided, however, that nothing contained herein shall be interpreted to limit the Executive’s right or ability to engage in any business or enterprise engaged in any aspect of the music or entertainment industry other than the Company Business; provided, further, that notwithstanding the foregoing, the Executive shall be free, without such written consent of the Company, to purchase or hold as an investment up to 5% of the outstanding stock or other securities of any corporation that has its securities publicly traded on any nationally recognized securities exchange or over-the-counter market. For purposes of this Agreement, “Company Business” shall mean the business of buying, licensing, acquiring in any manner, selling, distributing, marketing, promoting and otherwise exploiting, by any means, music sound recordings, masters, music publishing rights, and any other business or operations actually being performed by the Company on the Termination Date. For purposes of this Agreement, the term “Person” shall mean an individual, corporation, limited liability company, limited partnership, general partnership, joint stock company or association, joint venture, association, company, trust, bank, trust company, land trust, common law trust, business trust or other entity and any government and agency and political sub-division thereof.
     2.2 Non-solicitation of Employees. During the Term and the Restriction Period, the Executive shall not in any manner, directly or indirectly, as an individual on his own account or as an independent contractor, consultant, partner or joint venturer, or as an employee, representative or agent of another Person, or as an officer, director, owner or shareholder of such other Person, or otherwise (a) solicit, induce or encourage or attempt to solicit, induce or encourage, any employee of the Company to leave the Company, (b) hire any employee of the Company or (c) otherwise interfere with the Company’s employment relationship with any employee. The word “employee” in this Section 2.2 means any person who is or was employed by the Company or any of its affiliates at the time of, or within 180 days prior to, such solicitation, inducement, encouragement, hiring or interference.
     2.3 Non-solicitation of Customers. During the Term and the Restriction Period, the Executive shall not in any manner, directly or indirectly, as an individual on his own account or as an independent contractor, consultant, partner or joint venturer, or as an employee, representative or agent of another Person, or as an officer, director, owner or shareholder of such other Person, or otherwise, solicit, call upon or otherwise contact any customer of the Company for the purpose of accepting, and shall not accept from any such customer, any order for any products or services substantially the same as or similar to products sold or services provided by the Company to any such customer within the 180 day period prior to the date of any such solicitation, call, contact or acceptance.
     2.4 Non-interference with Contract. During the Term and the Restriction Period, other than in connection with, for the benefit of, or in furtherance of the Company Business, the Executive shall not in any manner, directly or indirectly, as an individual on his own account or as an independent contractor, consultant, partner or joint venturer, or as an employee, representative or agent of another Person, or as an officer, director, owner or shareholder of such other Person, or otherwise, solicit, encourage or induce, or attempt to solicit, encourage or induce, any vendor, supplier or other third party with whom the Company is doing business or has a contract as of the Date of Termination, to terminate such vendor’s, supplier’s or other third party’s business relationship or contract with the Company.
     2.5 Confidentiality. The Executive recognizes that, by virtue of the Executive’s employment with the Company, the Executive will have access to Confidential Information (as defined below) relating to the Company’s business. The Executive agrees that such Confidential Information is a valuable asset, and if it were to be known or used by others engaged in a similar business, it would be harmful and detrimental to the Company’s interests. Accordingly, except as may be required or appropriate for the performance of the Executive’s duties in the normal course of business, or unless specifically authorized in writing by the Board, the Executive shall not use or disclose, either during or after the Term, any Confidential Information, except for any Confidential Information required to be disclosed by law or to comply with a request by a court or governmental authority (pursuant to a subpoena or otherwise), but only if the Executive promptly notifies the Company of the required or requested disclosure so the Company may seek a protective order to prevent disclosure of such Confidential Information.
For purposes of this Agreement, “Confidential Information” shall mean any and all information relating to the business, finances, customers, clients and operations of the Company, whether obtained by or furnished to the Executive before or after the date hereof, and regardless of the manner in which it is obtained or furnished. Confidential Information does not include, however, information which: (a) is or becomes generally available to the public other than as a result of an impermissible disclosure by the Executive; (b) was known by or made available on a non-confidential basis to the Executive prior to his employment with the Company, or (c) becomes available to the Executive on a non-confidential basis from a Person other than the Executive who is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company.
     2.6 Breach of Restrictive Covenants. The period of time during which the Executive is prohibited from engaging in business practices pursuant to the restrictive covenants set forth in Sections 2.1 through 2.4 shall be extended by the length of time during which the Executive is in breach of any such covenant.
     2.7 Condition Precedent. The restrictive covenants set forth in Sections 2.1 through 2.5 are essential elements of this Agreement, and, but for the Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement. Such covenants are for the benefit of the Company and may be enforced by the Company and by any Person succeeding to the business of the Company pursuant to a merger or purchase of all or substantially all the assets or outstanding voting stock of the Company. Such covenants by the Executive shall be construed as agreements independent of any other provision contained in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

     2.8 Injunctive Relief. The Executive acknowledges that the services to be rendered by Employee under this Agreement are extraordinary and unique and are vital to the success of the Company, and that damages at law shall be an insufficient remedy in the event that the Executive violates or threatens to violate any of the terms of Sections 2.1 through 2.5, and the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief (including temporary restraining orders) to enforce any or all of the provisions of said sections, without being required to show any actual damage or to post an injunction bond or other security. The foregoing injunctive relief shall be in addition to any other rights and remedies available under applicable laws.
     2.9 Disclosure of Works and Inventions/Assignment of Patents. The Executive shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by the Executive during the Term and related to the Company Business and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein. Such obligations shall continue beyond the termination of employment with respect to such works, inventions, discoveries and improvements authored, conceived or made by the Executive during the Term, and shall be binding upon the Executive’s assigns, executors, administrators and other legal representatives.
ARTICLE III
MISCELLANEOUS
     3.1 Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing or electronically and shall be deemed to have been duly sent, given, made and received when personally delivered, or when sent by confirmed telecopy or other electronic means or one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, addressed as set forth below:
If to the Executive:
Stanley H. Schneider
1 Dante Street
Larchmont, New York 10538
Fax: (914) 833-3864
Phone: (914) 833-3680

If to the Company:
Joel Schoenfeld
Dimensional Associates
1091 Boston Post Road
Rye, New York 10580
Fax: (914) 921-4305
Phone: (914) 921-4197
Phone: (212) 201-9292
E-mail: joel@dimensionalassociates.com
With a copy to:
David M. Grimes
Reed Smith, LLP
599 Lexington Avenue, 28th Floor
New York, New York 10022
Phone: (212) 549-0240
Fax:      (212) 521-5450
Email: dgrimes@reedsmith.com
Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this section for the giving of notice, which shall be effective only upon receipt.
     3.2 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.
     3.3 Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing executed by the parties hereto.
     3.4 Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

     3.5 Interpretation. The parties hereto acknowledge and agree that (i) each party and each party’s counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.
     3.6 Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
     3.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.
     3.8 Survival. The covenants and agreements of the parties set forth in Section 1.6, Article II and Article III are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefore and in a manner consistent with the applicable section.
     3.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the activities or assets of the Company. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all, of the business or assets of the Company, by written agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
     3.10 Forum Selection. Any litigation based hereon or arising out of, under or in connection with this Agreement, shall be brought and maintained exclusively in the courts of New York County, New York.
     3.11 Counterparts. This Agreement may be executed in counterparts and multiple originals, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, the Company has caused this EMPLOYMENT AGREEMENT to be executed by its duly authorized representative, and the Executive has signed this Agreement, all as of the day and year first above written.

THE ORCHARD ENTERPRISES, INC.
By:
Name:
Title:

Stanley H. Schneider